Exhibit 99.1

NEWS RELEASE

H. Patrick Dee	Christopher C. Spencer
Chief Operating Officer	Chief Financial Officer
(505) 241-7102	(505) 241-7154

FIRST STATE ANNOUNCES FOURTH QUARTER RESULTS

Albuquerque, NM—February 2, 2009

OVERVIEW:

•	Loss for the quarter of $8.5 million.

•	Net interest margin of 3.70% for the quarter and 3.91% year to date.

•	Completed the closure of our Utah operations on October 31, 2008.

•	First State remains well capitalized under regulatory guidelines with 10.31% total risk based capital.

First State Bancorporation (“First State”) (NASDAQ:FSNM) today announced a fourth quarter 2008 loss of $8.5 million, or a $0.42 loss per diluted share, compared to net income of $4.5 million or $0.22 in earnings per diluted share for the same period in 2007. The net loss for the three months ended December 31, 2008 resulted primarily from the level of provision for loan losses due to an increase in non-performing assets and an increase in charge-offs. First State’s net loss for the year ended December 31, 2008 was $124.6 million, or a $6.17 loss per diluted share, compared to net income of $24.8 million, or $1.20 in earnings per diluted share for the prior year. The net loss for the year ended December 31, 2008 resulted primarily from the $127.4 million non-cash goodwill charge that occurred in the second quarter of 2008 and the level of provision for loan losses due to the increase in non-performing assets and charge-offs.

“This past year presented a very challenging banking environment for our company and the entire nation,” commented Michael R. Stanford, President and Chief Executive Officer. “Our markets continue to perform better than the nation as a whole relative to unemployment rates and most aspects of the residential housing market. Despite the sizable increase in our allowance for loan losses during 2008, we remain a well capitalized institution under the regulatory guidelines. The allowance for loan losses now includes approximately $42 million, or about 140 basis points of total risk based assets, that is not included in our capital calculations,” continued Stanford.

“We have been very aggressive in recognizing our problem loans and have bolstered our allowance for loan losses accordingly,” stated H. Patrick Dee, Executive Vice President and Chief Operating Officer. “Our allowance, at 2.91% of total loans held for investment, is over three times the 86 basis points of net charge offs that we incurred during 2008. We continue to be successful in allowing our borrowers to liquidate their assets, even in these difficult times, and as a result mitigate the losses that we are sustaining,” continued Dee.

First State has disclosed in this release certain non-GAAP financial measures to provide meaningful supplemental information regarding First State’s operational performance and to enhance investors’ overall understanding of First State’s operating financial performance. Management believes that these non-GAAP financial measures allow for additional transparency and are used by some investors, analysts, and other users of First State’s financial information as performance measures. These non-GAAP financial measures are presented for supplemental informational purposes only for understanding First State’s operating results and should not be considered a substitute for financial information presented in accordance with GAAP.

These non-GAAP financial measures presented by First State may be different from non-GAAP financial measures used by other companies. The table below labeled “Financial Summary” presents performance ratios in accordance with GAAP and a reconciliation of the non-GAAP financial measurements to the GAAP financial measurements.

STATEMENT OF OPERATIONS HIGHLIGHTS:

(Unaudited - $ in thousands, except share and per-share amounts)	Fourth Quarter Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007
Interest income	$46,437	$58,132	$198,415	$229,232
Interest expense	16,170	24,543	73,835	96,425

Net interest income	30,267	33,589	124,580	132,807
Provision for loan losses	(23,383)	(3,708)	(71,618)	(10,267)

Net interest income after provision for loan losses	6,884	29,881	52,962	122,540
Non-interest income	7,012	6,379	26,697	25,465
Non-interest expense	28,642	29,231	238,913	109,886

Income (loss) before income taxes	(14,746)	7,029	(159,254)	38,119
Income tax expense (benefit)	(6,275)	2,500	(34,623)	13,312

Net income (loss)	$(8,471)	$4,529	$(124,631)	$24,807

Basic earnings (loss) per share	$(0.42)	$0.22	$(6.17)	$1.21
Diluted earnings (loss) per share	$(0.42)	$0.22	$(6.17)	$1.20
Weighted average basic shares outstanding	20,295,741	20,189,134	20,207,478	20,427,682
Weighted average diluted shares outstanding	20,295,741	20,225,590	20,207,478	20,628,019

FINANCIAL SUMMARY:

(Unaudited - $ in thousands except per-share amounts)	Fourth Quarter Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007
Net income (loss) as reported	$(8,471)	$4,529	$(124,631)	$24,807
Goodwill impairment charge, net of tax	—	—	107,290	—

Net income (loss) excluding goodwill impairment charge	$(8,471)	$4,529	$(17,341)	$24,807

GAAP diluted earnings (loss) per share	$(0.42)	$0.22	$(6.17)	$1.20

Diluted earnings (loss) per share excluding goodwill impairment charge	$(0.42)	$0.22	$(0.86)	$1.20

GAAP return on average assets	(0.97)%	0.53%	(3.60)%	0.77%

Return on average assets excluding goodwill impairment charge	(0.97)%	0.53%	(0.50)%	0.77%

GAAP return on average equity	(17.68)%	5.75%	(48.90)%	8.02%

Return on average equity excluding goodwill impairment charge	(17.68)%	5.75%	(6.80)%	8.02%

Non-interest expense as reported	$28,642	$29,231	$238,913	$109,886
Goodwill impairment charge	—	—	127,365	—

Non-interest expense excluding goodwill impairment charge	$28,642	$29,231	$111,548	$109,886

GAAP efficiency ratio	76.83%	73.14%	157.93%	69.43%

Efficiency ratio excluding goodwill impairment charge	76.83%	73.14%	73.74%	69.43%

GAAP operating expenses to average assets	3.29%	3.45%	6.90%	3.39%

Operating expenses to average assets excluding goodwill impairment charge	3.29%	3.45%	3.22%	3.39%

Net interest margin	3.70%	4.44%	3.91%	4.59%

Average equity to average assets	5.51%	9.28%	7.36%	9.55%

Leverage ratio:
Consolidated	6.84%	8.48%	6.84%	8.48%

Bank Subsidiary	7.83%	8.32%	7.83%	8.32%

Total risk based capital ratio:
Consolidated	10.31%	10.32%	10.31%	10.32%

Bank Subsidiary	10.33%	10.14%	10.33%	10.14%

BALANCE SHEET HIGHLIGHTS:

(Unaudited - $ in thousands except per share amounts)	December 31,
	2008	2007	$ Change	% Change
Total assets	$3,444,049	$3,424,203	$19,846	1%
Total loans	2,754,589	2,541,210	213,379	8%
Investment securities	488,996	516,404	(27,408)	(5)%
Deposits	2,522,542	2,574,687	(52,145)	(2)%
Non-interest bearing deposits	453,319	485,419	(32,100)	(7)%
Interest bearing deposits	2,069,223	2,089,268	(20,045)	(1)%
Borrowings	596,060	301,613	294,447	98%
Shareholders’ equity	188,254	310,862	(122,608)	(39)%
Book value per share	$9.27	$15.47	$(6.20)	(40)%
Tangible book value per share	$8.51	$8.23	$0.28	3%

Net interest income was $30.3 million for the fourth quarter of 2008 compared to $33.6 million for the same quarter of 2007. For the years ended December 31, 2008 and 2007, net interest income was $124.6 million and $132.8 million, respectively. Our net interest margin was 3.70% and 4.44% for the fourth quarter of 2008 and 2007, respectively. Our net interest margin was 3.87% for the quarter ended September 30, 2008. The net interest margin was 3.91% and 4.59% for the years ended December 31, 2008 and 2007, respectively.

The decrease in the net interest margin is primarily due to the changes in the interest rate environment since September 2007. The Federal Reserve Bank has lowered the federal funds target rate by 500 basis points over that period which has led to an equal decrease in the prime lending rate. Of this 500 basis point decrease, 400 have occurred in calendar 2008. A significant portion of our loan portfolio is tied directly to the prime lending rate and adjusts daily when there is a change in the prime lending rate. The rates paid on customer deposits are influenced more by competition in our markets and tend to lag behind Federal Reserve Bank action in both timing and magnitude, particularly in this very low rate environment. Our asset sensitivity combined with the fact that deposit repricing is slow and minimal because of the low rate environment has had a negative impact on the margin. The increase in the level of non-accrual loans in the current year has also negatively impacted the net interest margin in 2008 compared to 2007. In addition, the overall growth in our loan portfolio since the prior year has exceeded our ability to generate deposits by $172.2 million. This has resulted in a shift in our liability mix with a substantial increase in the level of FHLB borrowings and brokered deposits. Even in the current rate environment, our borrowing costs have at times been above the cost of our traditional deposits including non-interest bearing deposits which has added to the compression.

In conjunction with the Federal Reserve Bank’s lower target rates, we have lowered selected deposit rates, but remain competitive in the markets we serve. The rates on our borrowings including securities sold under agreements to repurchase, FHLB borrowings, and junior subordinated debentures have all decreased during the current year. The 75 basis point reduction in rates by the Federal Reserve that occurred in mid December 2008 is expected to further reduce the net interest margin in the first quarter of 2009. The extent of future changes in our net interest margin will depend on the amount and timing of any Federal Reserve rate changes, the level of borrowings needed, our non-performing asset levels, our ability to manage the cost of interest-bearing liabilities, and our ability to stay competitive in the markets we serve.

ALLOWANCE FOR LOAN LOSSES:

(Unaudited - $ in thousands)	December 31, 2008	December 31, 2007
Balance beginning of period	$31,712	$23,125
Provision for loan losses	71,618	10,267
Net charge-offs	(23,623)	(4,638)
Allowance related to acquired loans	—	2,958

Balance end of period	$79,707	$31,712

Allowance for loan losses to total loans held for investment	2.91%	1.26%
Allowance for loan losses to non-performing loans	67%	103%

NON-PERFORMING ASSETS:

(Unaudited - $ in thousands)	December 31, 2008	December 31, 2007
Accruing loans – 90 days past due	$4,139	$2
Non-accrual loans	114,138	30,736

Total non-performing loans	$118,277	$30,738
Other real estate owned	18,894	18,107

Total non-performing assets	$137,171	$48,845

Potential problem loans	$130,884	$63,961
Total non-performing assets to total assets	3.98%	1.43%

First State’s provision for loan losses was $23.4 million for the fourth quarter of 2008 compared to $3.7 million for the same quarter of 2007. The provision for loan losses for the year ended December 31, 2008 was $71.6 million compared to $10.3 million for the year ended December 31, 2007. The increase is primarily a result of an increase in net charge-offs, an increase in non-performing loans, and continued growth of the portfolio. First State’s allowance for loan losses was 2.91% and 1.26% of total loans held for investment at December 31, 2008 and December 31, 2007, respectively. The allowance at December 31, 2008, is based on management’s best estimate of the amount necessary to provide for probable inherent losses in the portfolio, and considers trends in delinquencies, charge-off experience, and local and national economic conditions.

NON-INTEREST INCOME:

(Unaudited - $ in thousands)	Fourth Quarter Ended December 31,
	2008	2007	$ Change	% Change
Service charges	$4,189	$2,883	$1,306	45%
Credit and debit card transaction fees	998	1,175	(177)	(15)%
Gain (loss) on investment securities	(50)	9	(59)	(656)%
Gain on sale of loans	751	1,005	(254)	(25)%
Income on cash surrender value of bank-owned life insurance	455	406	49	12%
Other	669	901	(232)	(26)%

	$7,012	$6,379	$633	10%

The increase in service charges on deposit accounts is due to an increase in NSF fees charged per occurrence, an increase in account analysis fees, increased volume, and a reduction in fees waived from deposit accounts.

The decrease in credit and debit card transaction fees is primarily due to the decrease in income from credit cards due to the sale of the credit card portfolio in November 2007.

The decrease in gain on sale of loans is primarily due to reduced volumes reflecting the nationwide slow down in the residential mortgage market.

The loss on investment securities is due to an “other than temporary” impairment charge of $50,000 on FHLMC preferred stock. This stock, with a face value of $1.0 million, is held in the available for sale portfolio and was acquired as part of the acquisition of Front Range Capital Corporation in March 2007, at which time it was valued at approximately $953,000. First State also recorded an $898,000 “other than temporary” impairment charge on the FHLMC preferred stock during the nine months ended September 30, 2008.

The decrease in other non-interest income is primarily due to a decrease in official check outsourcing fee income due to a change in vendor pricing that occurred in 2008 and a gain on the sale of MasterCard stock that did not recur in 2008, partially offset by the amortization of the gain on the sale of the credit card portfolio which occurred in November 2007 and the gain on the sale of a building.

NON-INTEREST INCOME:

(Unaudited - $ in thousands)	Year Ended December 31,
	2008	2007	$ Change	% Change
Service charges	$14,872	$10,943	$3,929	36%
Credit and debit card transaction fees	4,011	4,331	(320)	(7)%
Gain (loss) on investment securities	(732)	39	(771)	(1,977)%
Gain on sale of mortgage loans	3,947	4,788	(841)	(18)%
Income on cash surrender value of bank-owned life insurance	1,804	2,129	(325)	(15)%
Other	2,795	3,235	(440)	(14)%

	$26,697	$25,465	$1,232	5%

The increase in service charges on deposit accounts is due to an increase in NSF fees charged per occurrence, an increase in account analysis fees, increased volume enhanced by the Front Range acquisition, and a reduction in fees waived from deposit accounts.

The decrease in credit and debit card transaction fees is primarily due to a decrease in credit card income due to the sale of the credit card portfolio in November 2007, partially offset by an increase in debit card interchange income resulting from the acquisition of Front Range in March 2007, and a general increase in debit card transaction volume.

The loss on investment securities includes an “other than temporary” impairment charge of $948,000 on FHLMC preferred stock as described above. This other than temporary impairment was partially offset by gains from calls and sales of securities during the period.

The decrease in gain on sale of loans is primarily due to reduced volumes reflecting the nationwide slow down in the residential mortgage market.

The decrease in cash surrender value of bank-owned life insurance is due to the receipt of approximately $550,000 in June 2007 from the death benefit of an insured employee, partially offset by earnings on an additional $8.8 million in cash surrender value of bank-owned life insurance acquired in conjunction with the Front Range acquisition on March 1, 2007.

The decrease in other non-interest income is primarily due to a decrease in official check outsourcing fee income due to a change in vendor pricing that occurred in 2008 and a gain on the sale of MasterCard stock that did not recur in 2008, partially offset by the amortization of the gain on the sale of the credit card portfolio which occurred in November 2007 and the gain on the sale of a building.

NON-INTEREST EXPENSE:

(Unaudited - $ in thousands)	Fourth Quarter Ended December 31,
	2008	2007	$ Change	% Change
Salaries and employee benefits	$12,456	$12,415	$41	—%
Occupancy	4,000	3,872	128	3%
Data processing	1,447	1,693	(246)	(15)%
Equipment	1,920	2,235	(315)	(14)%
Legal, accounting, and consulting	893	600	293	49%
Marketing	1,318	844	474	56%
Telephone	346	588	(242)	(41)%
Other real estate owned	1,082	1,877	(795)	(42)%
FDIC insurance premiums	776	465	311	67%
Amortization of intangibles	640	651	(11)	(2)%
Other	3,764	3,991	(227)	(6)%

	$28,642	$29,231	$(589)	(2)%

The decrease in data processing is primarily due to a reduction in credit card processing costs due to the sale of our credit card portfolio in November 2007.

The decrease in equipment is primarily due to decreases in furniture, fixtures, equipment and hardware expense, consistent with our 2008 expense reduction initiative, as well as a decrease in vehicle expense due to the sale of substantially all bank vehicles in January 2008.

The increase in legal, accounting, and consulting is primarily due to an increase in annual audit fees and general legal fees.

The increase in marketing expenses is primarily due to an increase in direct advertising costs related to the Bank’s new ad campaign combined with costs associated with the introduction of the Bank’s new deposit products.

The decrease in telephone expense is primarily due to savings associated with upgrading to Voice Over Internet Protocol (“VOIP”) technology, as well as savings associated with the conversion to new lines and circuits in the second and third quarters of 2008.

The decrease in expenses for other real estate owned is primarily due to a decrease in write-downs, losses on sales, and taxes and insurance related to the properties. See further discussion of expenses for other real estate owned below.

The increase in FDIC insurance premiums is primarily due to an increase in FDIC assessment rates. Also, see “Federal Deposit Insurance Corporation Restoration Plan” below.

NON-INTEREST EXPENSE:

(Unaudited - $ in thousands)	Year Ended December 31,
	2008	2007	$ Change	% Change
Salaries and employee benefits	$51,204	$50,590	$614	1%
Occupancy	16,523	14,838	1,685	11%
Data processing	5,714	6,553	(839)	(13)%
Equipment	7,892	8,234	(342)	(4)%
Legal, accounting, and consulting	2,849	2,747	102	4%
Marketing	3,856	3,364	492	15%
Telephone	1,891	2,391	(500)	(21)%
Other real estate owned	3,508	2,610	898	34%
FDIC insurance premiums	2,325	1,053	1,272	121%
Amortization of intangibles	2,560	2,380	180	8%
Goodwill impairment charge	127,365	—	127,365	—
Other	13,226	15,126	(1,900)	(13)%

	$238,913	$109,886	$129,027	117%

The increase in salaries and employee benefits is primarily due to the Front Range acquisition which occurred on March 1, 2007, normal compensation increases for job performance, $205,000 of severance related to an employment agreement for a terminated officer of the Bank, approximately $150,000 of severance for terminated Utah employees, an increase in self-insured medical and dental claims, partially offset by a decrease in incentive compensation expense, mortgage commissions, stock compensation expense, retention and stay bonuses for Front Range employees that did not recur in 2008, and a reduction in expenses related to temporary help.

The increase in occupancy expense reflects the acquisition of Front Range, the lease of space and other occupancy costs in Ft. Collins for a new branch that opened in June 2007, the lease of space that began in April 2007 for a new branch location in Albuquerque that opened in the fourth quarter of 2007, the lease of space and other occupancy costs for two new branches in Phoenix that opened in the second quarter of 2007, approximately $198,000 of expense related to lease impairment at an Albuquerque administrative facility that is no longer occupied, and approximately $365,000 of expense recorded in the third quarter of 2008 related to the impairment of the land and building that housed one of our Utah branches.

The decrease in data processing is primarily due to expenses incurred in 2007 related to the Front Range system conversion that did not recur in 2008, a decrease in computer processing costs related to Front Range’s legacy system and a reduction in credit card processing costs due to the sale of our credit card portfolio in November 2007.

The increase in marketing expenses is primarily due to an increase in direct advertising costs related to the Bank’s new ad campaign combined with costs associated with the introduction of the Bank’s new deposit products.

The decrease in telephone expense is primarily due to savings associated with upgrading to VOIP technology, as well as savings associated with the conversion to new lines and circuits in the second and third quarters of 2008.

The increase in expenses for other real estate owned is primarily due to an increase in write-downs of properties to reflect their estimated net realizable value. Write-downs during the twelve months ended December 30, 2008 totaled $1.5 million. The $1.5 million includes $623,000 related to a residential lot development property in the Denver, Colorado metro area, which was transferred to other real estate owned in December 2006. The Company has an agreement to sell this property to a national homebuilder. During 2008 the property was written down to reflect its estimated net realizable value, reflecting a reduction in the lot takedown pricing. The $1.5 million also includes a $485,000 write-down to estimated net realizable value of a property that occurred in conjunction with an offer to purchase a property that was previously held for future expansion and development by Front Range, $334,000 of which occurred in the fourth quarter of 2008. The remaining write-downs include $293,000 related to three vacant parcels of land, one of which was sold, and one facility listed for sale. The increase in expenses during the twelve months ended December 31, 2008 is also due to an increase in legal fees and other expenses related to the properties and an increase in losses on sales of properties.

The increase in FDIC insurance premiums is primarily due to the new FDIC assessment rates that took effect at the beginning of 2007. These rates are significantly higher than the previous assessment rates. The new assessment system allowed eligible insured depository institutions to share a one-time assessment credit pool, which offset premiums for a period of time. First Community Bank’s share of the credit was used up in the third quarter of 2007. In addition, there was an additional rate increase in 2008. Also, see “Federal Deposit Insurance Corporation Restoration Plan” below.

The goodwill impairment charge represents the write-off of goodwill in the second quarter of 2008.

The decrease in other non-interest expense is primarily due to the net $449,000 loss on redemption of certain trust preferred securities and the $400,000 loss on disposal of fixed assets, both occurring in 2007 and not recurring in 2008. The decrease in other non-interest expenses is also due to a decrease in travel, meals, and entertainment, supplies expense and delivery expense resulting from our 2008 expense management initiative, and a decrease in expense related to our credit cards rewards program, due to the sale of the credit card portfolio in November 2007, partially offset by an increase in loan review fees. The loan review function was fully outsourced beginning in January 2008.

Federal Deposit Insurance Corporation Proposed Restoration Plan

The deposits of First Community Bank are insured up to applicable limits by the Federal Deposit Insurance Corporation (“FDIC”). Temporary legislation in 2008 increased the coverage of all interest-bearing deposits from $100,000 to $250,000 and provides unlimited coverage of all non-interest bearing demand deposits thru December 31, 2009. Currently, the FDIC insurance premiums are calculated on a risk-based assessment system that enables the FDIC to tie each bank’s premiums to the risk it poses to the deposit insurance fund. On October 7, 2008, the FDIC issued a notice of proposed rulemaking (“NPR”) and request for comment proposing to: alter the way in which it differentiates for risk in the risk-based assessment system; revise deposit insurance assessment rates, including base assessment rates; and make technical and other changes to the rules governing the risk-based assessment system. The NPR would raise current rates uniformly by seven basis points beginning January 1, 2009. All other changes, which could increase rates further, would take effect on April 1, 2009, the proposed date on which the rule would become effective. If the NPR is accepted in its current form, we expect our 2009 FDIC insurance premiums to exceed $5.0 to $6.0 million.

In conjunction with its fourth quarter earnings release, First State will host a conference call to discuss these results, which will be simulcast over the Internet on Monday, February 2, 2009 at 5:00 p.m. Eastern Time. To listen to the call and view the slide presentation, visit www.fcbnm.com, Investor Relations. The conference call will be available for replay beginning February 2, 2009 through February 11, 2009 at www.fcbnm.com, Investor Relations.

First State Bancorporation is a New Mexico based commercial bank holding company (NASDAQ:FSNM). First State provides services, through its subsidiary First Community Bank, to customers from a total of 60 branches located in New Mexico, Colorado, and Arizona. On Friday, January 30, 2009, First State’s stock closed at $0.98 per share.

The following tables provide selected information for average balances and average yields for the quarters and years ended December 31, 2008 and December 31, 2007:

(Unaudited - $ in thousands)	Fourth Quarter Ended December 31, 2008		Fourth Quarter Ended December 31, 2007
	Average Balance	Average Yield	Average Balance	Average Yield
AVERAGE BALANCES:
Loans	$2,760,899	5.88%	$2,510,183	8.28%
Investment securities	489,050	4.59%	482,084	4.60%
Interest-bearing deposits with other banks and federal funds sold	7,107	1.12%	11,606	4.48%
Total interest-earning assets	3,257,056	5.67%	3,003,873	7.68%
Total interest-bearing deposits	2,023,986	2.47%	2,055,092	3.63%
Total interest-bearing liabilities	2,781,323	2.31%	2,541,764	3.83%

Non interest-bearing demand accounts	468,832		489,643
Equity	190,655		312,309
Total assets	3,462,485		3,364,483

(Unaudited - $ in thousands)	Year Ended December 31, 2008		Year Ended December 31, 2007
	Average Balance	Average Yield	Average Balance	Average Yield
AVERAGE BALANCES:
Loans	$2,684,488	6.53%	$2,401,787	8.59%
Investment securities	497,703	4.59%	480,165	4.64%
Interest-bearing deposits with other banks and federal funds sold	6,586	2.44%	13,755	4.86%
Total interest-earning assets	3,188,777	6.22%	2,895,707	7.92%
Total interest-bearing deposits	2,069,628	2.79%	1,965,062	3.66%
Total interest-bearing liabilities	2,709,748	2.72%	2,442,137	3.95%

Non interest-bearing demand accounts	476,029		470,063
Equity	254,872		309,332
Total assets	3,462,488		3,240,376

The following tables provide information regarding loans and deposits for the years ended December 31, 2008 and 2007:

LOANS:

(Unaudited - $ in thousands)	December 31, 2008		December 31, 2007

Commercial	$356,769	13.0%	$342,141	13.5%
Real estate – commercial	1,172,952	42.5%	967,322	38.1%
Real estate – one- to four-family	270,613	9.8%	235,015	9.2%
Real estate – construction	896,117	32.5%	928,582	36.5%
Consumer and other	41,474	1.5%	47,372	1.9%
Mortgage loans available for sale	16,664	0.6%	20,778	0.8%

Total	$2,754,589	100.0%	$2,541,210	100.0%

DEPOSITS:

(Unaudited - $ in thousands)	December 31, 2008		December 31, 2007

Non-interest bearing	$453,319	18.0%	$485,419	18.9%
Interest bearing demand	296,732	11.8%	336,914	13.1%
Money market savings accounts	471,011	18.7%	355,889	13.8%
Regular savings	100,691	4.0%	107,096	4.2%
Certificates of deposit less than $100,000	516,714	20.5%	425,401	16.5%
Certificates of deposit greater than $100,000	684,075	27.0%	863,968	33.5%

Total	$2,522,542	100.0%	$2,574,687	100.0%

Certain statements in this news release are forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”). These statements are based on management’s current expectations or predictions of future results or events. We make these forward-looking statements in reliance on the safe harbor provisions provided under the Private Securities Litigation Reform Act of 1995.

All statements, other than statements of historical fact, included in this news release which relate to performance, development or activities that we expect or anticipate will or may happen in the future, are forward looking statements. The discussions regarding our growth strategy, expansion of operations in our markets, acquisitions, competition, loan and deposit growth, timing of new branch openings, and response to consolidation in the banking industry include forward-looking statements. Other forward-looking statements may be identified by the use of forward-looking words such as “believe,” “expect,” “may,” “might,” “will,” “should,” “seek,” “could,” “approximately,” “intend,” “plan,” “estimate,” or “anticipate” or the negative of those words or other similar expressions.

Forward-looking statements involve inherent risks and uncertainties and are based on numerous assumptions. They are not guarantees of future performance. A number of important factors could cause actual results to differ materially from those in the forward-looking statement. Some factors include changes in interest rates, local business conditions, government regulations, loss of key personnel or inability to hire suitable personnel, faster or slower than anticipated growth, economic conditions, our competitors’ responses to our marketing strategy or new competitive conditions, and competition in the geographic and business areas in which we conduct our operations. Forward-looking statements contained herein are made only as of the date made, and we do not undertake any obligation to update them to reflect events or circumstances after the date of this report to reflect the occurrence of unanticipated events.

Because forward-looking statements involve risks and uncertainties, we caution that there are important factors, in addition to those listed above, that may cause actual results to differ materially from those contained in the forward-looking statements. These factors are included in our Form 10-Q for the period ended September 30, 2008, as filed with the Securities and Exchange Commission.

First State’s news releases and filings with the Securities and Exchange Commission are available through the Investor Relations section of First State’s website at www.fcbnm.com.